Pricing Supplement Dated June 2, 2006	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated February 16, 2006, and	Registration Statement Nos. 333-129763 and
Prospectus Supplement dated February 16, 2006)	333-129763-01

CUSIP: 74254PMH2

Principal Life Insurance Company
Secured Medium-Term Notes (Callable) (that are also Asset-Backed Securities)
Issued Through and Obligations of
Principal Life Income Fundings Trust 20 (the “Trust” and the “Issuing Entity”)

     The description of this pricing supplement of the particular terms of the Secured Medium-Term Notes offered hereby, and the Funding Agreement (specified below) issued by Principal Life Insurance Company (“Principal Life”) to the Trust, the payment obligations of which are fully and unconditionally guaranteed by the Guarantee (specified below) issued by Principal Financial Group, Inc. to the Trust, supplements the description of the general terms and provisions of the notes, the funding agreements and the guarantees set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1. The Notes

Principal Amount:	$50,000,000	Purchasing Agent(s) Discount:	0.0482%

Issue Price:	99.828%	Original Issue Date:	June 9, 2006

Net Proceeds to the Trust:	$49,889,900	Stated Maturity Date:	June 9, 2011

Specified Currency:	U.S. Dollars

Interest Payment Dates:	June 9 and December 9 of each year.

Initial Interest Payment Dates:	December 9, 2006

Regular Record Date:	15 calendar days prior to the Interest Payment Date

Type of Interest Rate:	☒ Fixed Rate	☐ Floating Rate

Fixed Rate Notes:	☒ Yes	☐ No.	If, Yes,

Interest Rate:	5.70%

Floating Rate Notes:	☐ Yes	☒ No.	If, Yes,

Regular Floating Rate Notes:	☐ Yes	☐ No.	If, Yes,
Interest Rate:
Interest Rate Basis(es):

Floating Rate/Fixed Rate Note:	☐ Yes	☐ No.	If, Yes,
Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:

Inverse Floating Rate Note:	☐ Yes	☐ No.	If, Yes,
Fixed Interest Rate:
Floating Interest Rate:
Interest Rate Basis(es):

Initial Interest Reset Date:

Interest Rate Basis(es). Check all that apply:
	☐ CD Rate	☐ Commercial Paper Rate
	☐ CMT Rate	☐ Eleventh District Cost of Funds Rate
	☐ Constant Maturity Swap Rate	☐ Federal Fund Open Rate
	☐ LIBOR	☐ Federal Funds Rate
	☐ EURIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

If LIBOR:	☐ LIBOR Reuters	☐ LIBOR Moneyline Telerate
LIBOR Currency:

If CMT Rate:
Designated CMT Telerate Page:
If 7052:	☐ Weekly Average	☐ Monthly Average
Designated CMT Maturity Index:

Index Maturity:

Spread (+/-):

Spread Multiplier:

Interest Reset Date(s):

Interest Rate Determination Date(s):

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

Calculation Agent:	Citibank, N.A.

Exchange Rate Agent:	Not applicable.

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Notes:	☐ Yes	☒ No.	If, Yes,
Amortizing Schedule:
Additional/Other Terms

Discount Note:	☐ Yes	☒ No.	If, Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:

Redemption Provisions:	☒ Yes	☐ No.	If, Yes,
Redemption Date:	June 9, 2009
Redemption:	☒ In whole only and not in part
☐ May be in whole or in part
Initial Redemption Percentage:	100%
Additional/Other Terms:	The Notes may only be redeemed on the Redemption Date.

Repayment:	☐ Yes	☒ No.	If, Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:	☐ Yes	☒ No.	If, Yes, Name of Exchange:

Authorized Denominations:	$1,000

Ratings: The Notes issued under the Program are rated AA by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). Principal Life expects the Notes to be rated Aa2 by Moody’s Investors Service, Inc. (“Moody’s”).

Purchasing Agent(s) Purchasing Notes as Principal:	☒ Yes	☐ No.	If, Yes,

Purchasing Agent(s)	Principal Amount
Lehman Brothers Inc.	$50,000,000

Total:	$50,000,000

Purchasing Agent(s) Acting as Agent:	☐ Yes	☒ No.	If, Yes,

Purchasing Agent(s)	Principal Amount

Total:	50,000,000

State of Organization of the Trust:	New York

Additional/Other Terms:

Special Tax Considerations:

2. The Funding Agreement

Funding Agreement Issuer:	Principal Life Insurance Company

Funding Agreement No.:	7-07984

Deposit Amount:	$50,000,015

Net Deposit:	$49,889,900

Effective Date:	June 9, 2006

Stated Maturity Date:	June 9, 2011

Specified Currency:	U.S. Dollars

Interest Payment Dates:	June 9 and December 9 of each year

Initial Interest Payment Date:	December 9, 2006

Type of Interest Rate:	☒ Fixed Rate	☐ Floating Rate

Fixed Rate Funding Agreement:	☒ Yes	☐ No.	If, Yes,

Interest Rate:	5.70%

Floating Rate Funding Agreement:	☐ Yes	☒ No.	If, Yes,

Regular Floating Rate Funding Agreement:	☐ Yes	☐ No.	If, Yes,
Interest Rate:
Interest Rate Basis(es):

Floating Rate/Fixed Rate Funding Agreement:	☐ Yes	☐ No.	If, Yes,
Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:

Inverse Floating Rate Funding Agreement:	☐ Yes	☐ No.	If, Yes,
Fixed Interest Rate:
Floating Interest Rate:
Interest Rate Basis(es):

Initial Interest Rate, if any:

Initial Interest Reset Date:

Interest Rate Basis(es). Check all that apply:
	☐ CD Rate	☐ Commercial Paper Rate
	☐ CMT Rate	☐ Eleventh District Cost of Funds Rate
	☐ Constant Maturity Swap Rate	☐ Federal Funds Open Rate
	☐ LIBOR	☐ Federal Funds Rate
	☐ EURIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

If LIBOR:	☐ LIBOR Reuters Page	☐ LIBOR Moneyline Telerate
LIBOR Currency:

If CMT Rate:
Designated CMT Telerate Page:
If 7052:	☐ Weekly Average	☐ Monthly Average
Designated CMT Maturity Index:

Index Maturity:

Spread (+/-):

Spread Multiplier:

Interest Reset Date(s):

Interest Rate Determination Date(s):

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

Calculation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Funding Agreement:	☐ Yes	☒ No.	If, Yes,
Amortizing Schedule
Additional/Other Terms

Discount Funding Agreement:	☐ Yes	☒ No.	If, Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:

Redemption Provisions:	☒ Yes	☐ No.	If, Yes,
Redemption Date:	June 9, 2009
Redemption:	☒ In whole only and not in part
☐ May be in whole or in part
Initial Redemption Percentage:	100%

Additional/Other Terms:	The Funding Agreement may only be redeemed on the Redemption Date.

Repayment:	☐ Yes	☒ No.	If, Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid For Withholding Tax (not applicable unless specified):

Ratings: The Funding Agreement issued under the Program is rated AA by S&P. Principal Life expects the Funding Agreements to be rated Aa2 by Moody’s.

Additional/Other Terms if any:

Special Tax Considerations:

3. The Guarantee

Guarantee Issuer:	Principal Financial Group, Inc.

Effective Date:	June 9, 2006

Additional/Other Terms: